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Martin Marietta Materials


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P.O. Box 30013                                           News Release
Raleigh, North Carolina 27622
Telephone:    (919) 781-4550

FOR IMMEDIATE RELEASE                    Contact:        Janice K. Henry
                                                         Vice President,
                                                         Chief Financial Officer
                                                         and Treasurer
                                                         (919) 783-4658



                            MARTIN MARIETTA MATERIALS
                            ANNOUNCES RECORD QUARTER

RALEIGH, North Carolina (October 21, 1996) - Martin Marietta Materials, Inc. (NYSE:MLM) today reported financial results for the third quarter and nine months ended September 30, 1996. Sales for the quarter increased 5% to $201.5 million from 1995 third quarter sales of $191.1 million. Net earnings for the quarter increased 17% to $27.5 million, or $0.60 per share, from 1995 third quarter net earnings of $23.4 million, or $0.51 per share.
         Sales for the first nine months of 1996 increased 8% to $538.5 million from $497.0 million for the year-earlier period. For the nine-month period ended September 30, 1996, net earnings increased 14% to $58.6 million, or $1.27 per share, from net earnings for the first nine months of 1995 of $51.6 million, or $1.12 per share.
         The Aggregates division's sales increased 6% to $169.5 million for the third quarter, compared with the year-earlier period, while the division's earnings from operations for the quarter were $40.5 million, an increase of 18% from the prior-year period. Unusually wet weather conditions in the Southeast, primarily as a result of Hurricane Fran, adversely affected both shipments and production and resulted in the temporary shutdown of certain locations. Sales of $440.8 million and operating earnings of $83.7 million for the nine months ended September 30, 1996, exceeded the prior-year period by 9%.
         Magnesia Specialties' third quarter sales of $32.0 million were slightly above third quarter sales in 1995, while the division's operating earnings of $2.5 million were 3% below the prior-year period as a result of the impact of an explosion and fire in an electrical substation, which occurred at the Woodville, Ohio, lime plant during the second quarter. For the nine-month period, sales were $97.7 million and earnings from operations were $7.8 million, an increase of 4% and 33%, respectively, over the prior-year period.


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         Commenting  on the results,  Stephen P.  Zelnak,  Jr.,  Vice  Chairman,
President and Chief Executive Officer, said, "We continue to experience the benefits from our acquisitions as well as from continued growth in the areas where we do business. Weather has had a negative impact on shipments and cost of operations throughout the year. However, despite severe cold during the first quarter and the effects of Hurricane Fran on our North Carolina quarries and the subsequent wet weather conditions in the third quarter, shipments reached a record level for the quarter and are up 7.5% for the year to date.
         "At our Magnesia Specialties division, we continue to see growth in the MagChem(R) product line as a result of our emphasis on increasing sales in areas with higher margins. Management expects the division to realize record sales in this product area for 1996 and continued improvement in 1997. The costs associated with the explosion at our lime plant affected second and third quarter earnings; however, repairs were completed in the third quarter and a claim has been filed under our business interruption insurance policy."
         Martin Marietta Materials, Inc., is the nation's second largest producer of construction aggregates and a leading producer of magnesia-based chemical and refractory products used in a wide variety of industries.



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
                         MARTIN MARIETTA MATERIALS, INC.
                         Unaudited Statement of Earnings
                     (In millions, except per share amounts)

                                            Three Months Ended                         Nine Months Ended
                                               September 30,                             September 30,
                                            -------------------                       ----------------
                                        1996                   1995                 1996                1995
                                        ----                   ----                 ----                ----
Net sales                              $  201.5              $ 191.1              $  538.5             $  497.0
Cost of sales                             142.9                139.3                 400.8                369.9
                                       --------              -------              --------             --------
     Gross profit                          58.6                 51.8                 137.7                127.1
Selling, general and
     administrative expense                15.1                 14.3                  44.8                 43.1
Research and development                    0.5                  0.5                   1.4                  1.4
                                       --------              -------              --------             --------
     Earnings from operations              43.0                 37.0                  91.5                82.6

Interest expense                           (2.3)                (2.5)                 (8.0)                (7.0)
Other income and
     expenses, net                          0.9                  1.8                   5.2                  4.4
                                       --------              -------              --------             --------
     Earnings before taxes on
        income                             41.6                 36.3                  88.7                 80.0

Taxes on income                            14.1                 12.9                  30.1                 28.4
                                       --------              -------              --------             --------

     Net earnings                      $   27.5              $  23.4              $   58.6             $   51.6
                                       ========              =======              ========             ========

Net earnings per common share
                                       $  0.60               $  0.51              $   1.27             $   1.12
                                       =======               =======              ========             ========

Average number of shares
     outstanding                           46.1                 46.1                  46.1                 46.1



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

                         MARTIN MARIETTA MATERIALS, INC.
                         Unaudited Financial Highlights
                                  (In millions)


                                                 Three Months Ended                      Nine Months Ended
                                                    September 30,                          September 30,
                                                 -------------------                    ----------------
                                               1996               1995               1996                1995
                                               ----               ----               ----                ----

Net sales:
     Aggregates                              $   169.5           $  159.2          $    440.8         $    403.1
     Magnesia Specialties                         32.0               31.9                97.7               93.9
                                             ---------           --------          ----------         ----------
          Total                              $   201.5           $  191.1          $    538.5         $    497.0
                                             =========           ========          ==========         ==========

Gross profit:
     Aggregates                              $    51.4           $   44.0          $    115.8         $    105.6
     Magnesia Specialties                          7.2                7.8                21.9               21.5
                                             ---------           --------          ----------         ----------
          Total                              $    58.6           $   51.8          $    137.7         $    127.1
                                             =========           ========          ==========         ==========

Earnings from operations:
     Aggregates                              $    40.5           $   34.4          $     83.7         $     76.8
     Magnesia Specialties                          2.5                2.6                 7.8                5.8
                                             ---------           --------          ----------         ----------
          Total                              $    43.0           $   37.0          $     91.5         $     82.6
                                             =========           ========          ==========         ==========



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

                         MARTIN MARIETTA MATERIALS, INC.
                               Balance Sheet Data
                                  (In millions)

                                                                     September 30,               December 31,
                                                                         1996                        1995
                                                                     -------------               --------
                                                                      (Unaudited)
ASSETS

     Cash                                                               $      2.4              $       -
     Accounts receivable, net                                                133.6                    94.8
     Affiliates receivable                                                     6.1                    89.7
     Inventories                                                             113.1                   113.4
     Other current assets                                                     14.0                    16.5
     Property, plant & equipment, net                                        396.5                   392.2
     Other noncurrent assets                                                  22.9                    21.6
     Intangible assets                                                        62.0                    61.2
                                                                        ----------              ----------

          Total assets                                                  $    750.6              $    789.4
                                                                        ==========              ==========

LIABILITIES & SHAREHOLDERS' EQUITY

     Current liabilities                                                $     86.2              $    173.3
     Long-term debt (excluding
         current maturities)                                                 124.8                   125.0
     Pension, postretirement &
         postemployment benefits                                              52.1                    47.5
     Other noncurrent liabilities                                             21.0                    20.1
     Shareholders' equity                                                    466.5                   423.5
                                                                        ----------              ----------

          Total liabilities and shareholders' equity                    $    750.6              $    789.4
                                                                        ==========              ==========


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